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                                                                    Exhibit 99.2

Miller Exploration Company Announces New Senior Credit Facility with Bank One and Amendment of the terms of its indebtedness withVeritas DGC Land, Inc.

HOUSTON, Texas--(PR Newswire)-July 21, 2000-Miller Exploration Company (Nasdaq:MEXP) (the "Company" or "MEXP") announces new senior credit facility and amendment of the terms of its indebtedness with Veritas DGC Land, Inc.


BANK ONE CREDIT FACILITY

On July 19, 2000, Miller Exploration closed on a new senior credit facility with Bank One, Texas NA, which replaced its existing credit facility with Bank of Montreal. The new credit facility has a 30-month term and a current borrowing base of $11.5 million. The interest rate has been reduced from prime plus 3 1/2% to either prime plus 2% or LIBOR plus 4% at the Company's option. The Company will continue its de-leveraging efforts and will make monthly principal payments of $500,000 until the next borrowing base re-determination which is scheduled for January 1, 2001. The Company's debt balance has been reduced from $37 million to $11.5 million over the past year and a half.

VERITAS AMENDMENT

On July 19, 2000, Miller Exploration also entered into an agreement to amend the $4.7 million Note, Warrant and Registration Rights Agreements with Veritas DGC Land, Inc. Under this Amendment the term of the note has been extended 36 months and the interest rate reduced significantly from 18% to 9 3/4%. In connection with the extension and material reduction in the interest rate, MEXP upon consummation of the amendment, made a $500,000 payment of principal and will pay another $500,000 by December 31, 2000.

Miller Exploration Company President Kelly Miller said, " We are looking forward to the new relationship with the senior lender Bank One, Texas NA. Bank One is recognized as a premier energy bank and at this early stage, the Company has already experienced their professionalism and responsiveness during the closing process. With the combined result of the previously announced successful capital formation efforts with Guardian Energy Management, Eagle Investments, Inc. and ECCO Investments, LLC and the lower level of debt and reduced interest rates, the Company will be able to retain higher working interests in its core area of the Mississippi Salt Basin and further develop its 3-D prospects in the Mississippi Salt Basin. These events have also created the flexibility to pursue outside ventures and other strategic opportunities."
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OTHER

The Company intends to release 2/nd/ quarter earnings after the market closes on Monday,
August 14/th/.


MEXP is an independent oil and gas exploration and production company with established exploration efforts concentrated primarily in the Mississippi Salt Basin. MEXP emphasizes the use of 3-D seismic data analysis and imaging, as well as other emerging technologies, to explore for and develop oil and natural gas in its core exploration areas. MEXP is the successor to the independent oil and natural gas exploration and production business first established in Michigan by members of the Miller family in 1925. The Company's common shares trade on the NASDAQ under the symbol MEXP.

Except for the historical data herein, the matters discussed in this press release are opinions, forward looking statements, assumptions, and estimates that are subject to a wide range of risks and uncertainties, and there is no assurance that the Company's goals, estimates and expectations will be realized. Any number of important factors could cause actual results to differ materially from those in the forward looking statements, including but not limited to the volatility of oil and gas prices and changes in oil and gas drilling and acquisition programs, operating risks, production rates, reserve replacement, reserve estimates, the effect of our hedging activities, the actions of our customers and competitors, government regulations, changes in general economic conditions, and the state of domestic capital markets and uncertainties more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission.



CONTACT:  Miller Exploration Company           Kelly E. Miller, President & CEO
          P.O. Box 348                         kmiller@mexp.com
          Traverse City, MI   49685-0348       www.mexp.com
          Phone: (231) 941-0004                Deanna Cannon, V.Pres. of Finance
          Fax: (231) 941-8312                  dcannon@mexp.com
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